EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: W. Douglas Benn
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

SECOND QUARTER OF FISCAL 2014

Company Announces 18 Percent Increase In Quarterly Dividend

Calabasas Hills, CA – July 23, 2014 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the second quarter of fiscal 2014, which ended on July 1, 2014.

Total revenues were $496.4 million in the second quarter of fiscal 2014 as compared to
$470.1 million in the prior year second quarter.  Net income and diluted net income per share were
$30.0 million and $0.59, respectively, in the second quarter of fiscal 2014.

The Company recorded a $510,196 pre-tax charge during the second quarter of fiscal 2014 related to the relocation of one The Cheesecake Factory restaurant.  Excluding this item, net income was $30.4 million and diluted net income per share remained $0.59.

Operating Results

Comparable restaurant sales at The Cheesecake Factory and Grand Lux Cafe increased 1.2% in the second quarter of fiscal 2014.  By concept, comparable restaurant sales grew 1.5% at The Cheesecake Factory and declined 2.7% at Grand Lux Cafe.

“Our business is stable and our performance remains consistent, as we delivered our 18th consecutive quarter of positive comparable sales in the second quarter of 2014.  We continue to meaningfully outperform the casual dining industry, as we have done each quarter for nearly three years, by staying relevant to consumer tastes and trends, maintaining high standards for quality and providing guests with an exceptional experience,” said David Overton, Chairman and Chief Executive Officer.  “In addition, our key performance indicators, including food efficiencies, guest satisfaction scores, restaurant management retention and labor productivity, are tracking at strong levels, as a result of solid operational execution,” continued Overton.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Development

The Company opened one new restaurant and relocated one restaurant during the second quarter of fiscal 2014.  The Company continues to expect to open as many as ten Company-owned restaurants in fiscal 2014.

Internationally, the first The Cheesecake Factory restaurant opened in Mexico last week under a licensing agreement. The Company continues to expect as many as three to four restaurants to open in the Middle East and Mexico under licensing agreements in fiscal 2014.

Capital Allocation

The Company also announced today that its Board of Directors approved an increase in its quarterly dividend equating to 18%.  The Company’s Board of Directors declared a quarterly cash dividend of $0.165 per share on the Company’s common stock.  The dividend is payable on August 19, 2014 to shareholders of record at the close of business on August 6, 2014.

During the second quarter of fiscal 2014, the Company repurchased 528,377 shares of its common stock at a cost of $24.2 million.  Year-to-date, the Company repurchased 2.6 million shares of its common stock at a cost of $123.2 million.  The Company continues to expect that it will return substantially all of its free cash flow to shareholders in fiscal 2014 in the form of dividends and share repurchases.

“We are attaining our major milestones this year with successful new Company-owned restaurant openings and execution on international expansion, with the opening of our first restaurant in Mexico and the signing of our third licensing agreement, to expand The Cheesecake Factory in Asia.  The confidence we have in our business is high, which led us to significantly increase our quarterly dividend again this year,” concluded Overton.

Conference Call and Webcast

A conference call to review the Company’s results for the second quarter of fiscal 2014 will be held today at 2:00 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through August 23, 2014.  To listen to the conference call, please go to the Company’s website at www.thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page and select the conference call link at the top of the page.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 182 full-service, casual dining restaurants throughout the U.S. and Puerto Rico, including 170 restaurants under The Cheesecake Factory® mark; 11 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  Internationally, five The Cheesecake Factory® restaurants operate under licensing agreements.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce approximately 70 varieties of quality cheesecakes and other baked products.  In 2014, the Company was named to Fortune magazine’s “100 Best Companies to Work For” list. To learn more about the Company, visit www.thecheesecakefactory.com.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: the Company’s ability to deliver consistent and dependable comparable sales results over a sustained period of time; the Company’s ability to continue to outperform the casual dining industry; the Company’s ability to remain relevant to consumers, to maintain high quality standards and provide guests with an exceptional experience; the Company’s ability to operate efficiently and effectively; the Company’s ability to expand its concepts domestically and work with its licensees to expand its concept internationally; the Company’s ability to utilize its capital effectively and increase shareholder value through dividends and share repurchases; factors outside of the Company’s control that impact consumer confidence and spending; current and future macroeconomic conditions; changes in unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended		26 Weeks Ended		26 Weeks Ended
Consolidated Statements of Operations	July 1, 2014		July 2, 2013		July 1, 2014		July 2, 2013
	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue
Revenues	$496,406	100.0%	$470,118	100.0%	$977,837	100.0%	$933,136	100.0%
Costs and expenses:
Cost of sales	120,667	24.3%	112,947	24.0%	240,029	24.5%	227,240	24.3%
Labor expenses	160,777	32.4%	151,162	32.2%	320,227	32.7%	302,145	32.4%
Other operating costs and expenses	119,577	24.1%	113,805	24.2%	235,210	24.1%	224,783	24.1%
General and administrative expenses	29,042	5.9%	27,811	5.9%	60,284	6.2%	56,600	6.1%
Depreciation and amortization expenses	20,534	4.1%	19,215	4.1%	40,785	4.2%	38,445	4.1%
Impairment of assets and lease terminations	510	0.1%	1,505	0.3%	696	0.1%	2,149	0.2%
Preopening costs	2,608	0.5%	2,503	0.5%	4,842	0.5%	3,817	0.4%
Total costs and expenses	453,715	91.4%	428,948	91.2%	902,073	92.3%	855,179	91.6%
Income from operations	42,691	8.6%	41,170	8.8%	75,764	7.7%	77,957	8.4%
Interest and other (expense)/income, net	(1,544)	(0.3)%	(1,271)	(0.3)%	(2,935)	(0.3)%	(2,581)	(0.3)%
Income before income taxes	41,147	8.3%	39,899	8.5%	72,829	7.4%	75,376	8.1%
Income tax provision	11,098	2.2%	11,316	2.4%	20,262	2.0%	21,501	2.3%
Net income	$30,049	6.1%	$28,583	6.1%	$52,567	5.4%	$53,875	5.8%

Basic net income per share	$0.61		$0.54		$1.05		$1.02
Basic weighted average shares outstanding	49,349		52,892		50,044		52,574

Diluted net income per share	$0.59		$0.52		$1.01		$0.99
Diluted weighted average shares outstanding	51,358		55,073		52,098		54,692

Selected Segment Information
Revenues:
The Cheesecake Factory restaurants	$451,454		$424,845		$888,060		$837,396
Other	44,952		45,273		89,777		95,740
	$496,406		$470,118		$977,837		$933,136

Income from operations:
The Cheesecake Factory restaurants	$65,046		$62,718		$123,036		$121,955
Other	4,589		5,106		9,015		9,606
Corporate	(26,944)		(26,654)		(56,287)		(53,604)
	$42,691		$41,170		$75,764		$77,957

Selected Consolidated Balance Sheet Information		July 1, 2014	December 31, 2013
Cash and cash equivalents		$ 25,577	$ 61,751
Total assets		1,080,521	1,124,114
Long-term debt		25,000	-
Total liabilities		571,383	546,761
Stockholders’ equity		509,138	577,353

		13 Weeks Ended	13 Weeks Ended		26 Weeks Ended		26 Weeks Ended
Supplemental Information		July 1, 2014	July 2, 2013		July 1, 2014		July 2, 2013
Comparable restaurant sales percentage change		1.2%	0.8%		1.0%		1.1%
Restaurants opened during period		2	1		3		1
Restaurants open at period-end		182	175		182		175
Restaurant operating weeks		2,355	2,263		4,702		4,554

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present the second quarter and year-to-date fiscal 2014 and fiscal 2013 net income and diluted net income per share excluding the impact from certain items.  Additional detail regarding the second quarter fiscal 2014 item can be found on the first page of this press release.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	July 1, 2014	July 2, 2013	July 1, 2014	July 2, 2013
	(unaudited; in thousands, except per share data)
Net income (GAAP)	$30,049	$28,583	$52,567	$53,875
After-tax impact from:
- Impairment of assets and lease terminations (1)	306	903	418	1,289
Net income (non-GAAP)	$30,355	$29,486	$52,985	$55,164

Diluted net income per share (GAAP)	$ 0.59	$ 0.52	$ 1.01	$ 0.99
After-tax impact from:
- Impairment of assets and lease terminations (1)	0.01	0.02	0.01	0.02
Diluted net income per share (non-GAAP) (2)	$ 0.59	$ 0.54	$ 1.02	$ 1.01

(1)          The pre-tax amounts associated with these items were $510 in the second quarter of fiscal 2014, $186 in the first quarter of fiscal 2014, $1,505 in the second quarter of fiscal 2013, and $644 in the first quarter of fiscal 2013, and were recorded in impairment of assets and lease terminations.

(2)          Diluted net income per share may not add due to rounding.

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26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100